Exhibit 99.1

MGT Capital Investments Announces Intention to List Shares of Subsidiary Company Medicsight plc on AIM Market of the London Stock Exchange

LONDON, June 4, 2007 — MGT Capital Investments, Inc. (Amex: MGT), an investment company focused on the health care information technology sector, announced today that it intends to seek admission of shares of its subsidiary, Medicsight plc, to trade on the Alternative Investment Market (“AIM”) of the London Stock Exchange. The terms of the offering have not yet been finalized.

Tim Paterson-Brown, Chief Executive Officer of MGT Capital Investments and Chairman of Medicsight plc, commented, “We are very pleased to join AIM and the London Stock Exchange. The listing of Medicsight shares will add significant value to MGT shareholders and provide Medicsight with working capital to expand sales and execute on its growth strategy.”

In conjunction with the announcement of its intent to list on the AIM market, Medicsight plc launched an updated corporate Web site, http://www.medicsight.com. The new site contains information on the Medicsight plc, investor relations resources and is independent from the Web site of MGT Capital Investments, http://www.mgtci.com.

The securities offered will not be or have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration of an applicable exemption from such registration requirements.

About MGT Capital Investments, Inc.

MGT Capital Investments is an investment company with two direct subsidiaries that focus solely on the dynamic and consolidating HCIT sector. The first subsidiary, Medicsight plc, is a leading developer of computer-aided detection (CAD) and computer assisted reader (CAR) software solutions that are tested using one of the world’s largest databases of verified CT scan data. Medicsight’s CAD and CAR products help clinicians identify, measure, and analyze suspicious pathology, such as colorectal polyps and lung lesions. MGT Capital Investments has invested in and controls a second subsidiary, Medicexchange plc, which operates Medicexchange.com, an online multi-vendor sales channel for diagnostic, treatment and surgery planning solutions for cardiac, thoracic, breast imaging, orthopedic, and gastro intestinal imaging. Medicexchange.com provides these solutions in a low-cost, on-demand and downloadable format, enhancing access to information and products for medical imaging professionals. Additional information can be found at http://www.mgtci.com.

All forward-looking statements are made pursuant to the ‘safe harbor’ provisions of the Private Securities Litigation Reform Act of 1995. Forward- looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to, the risks described in company filings with the Securities and Exchange Commission.

Company contacts:	For more information:
MGT Capital Investments, Inc.	Investors:
Alex van Klaveren	Stephanie Carrington / Zack Kubow
1410 Broadway	+1 646-536-7017 / 7020
22nd Floor	scarrington@theruthgroup.com
New York, NY 10018	zkubow@theruthgroup.com
+1 646-257-2644
alex@mgtci.com